Exhibit 3.8

                              CERTIFICATE OF MERGER

                                       OF
                           LAID BACK ENTERPRISES, INC.

                                      INTO

                        DORSETT EDUCATIONAL SYSTEMS, INC.

                            Under Section 1081 of the
                        Oklahoma General Corporation Act
                        --------------------------------


TO THE SECRETARY OP STATE OF THE STATE OF OKLAHOMA:

         Pursuant to the provisions of Section 1081 of the Oklahoma General Corporation Act (one "Corporation Act"), the undersigned hereby certifies:

         1. Corporate Parties. The names of the constituent corporations are Dorsett Educational Systems. Inc., an Oklahoma corporation ("Dorsett"), and Laid Back Enterprises, Inc., an Oklahoma corporation ("Laid Back"). Dorsett and Laid Back are collectively referred to herein as the "Constituent Corporation."

         2. Plan of Reorganization and Agreement. A Plan of Reorganization and Agreement of Merger (the "Merger Agreement") by and among the Constituent Corporations dated December 4, 1989, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 1081 of the Oklahoma General Corporation Act (the "Act").

         3. Surviving Corporation. The surviving corporation in the Merger shall be Dorsett Educational Systems, Inc. (the "Surviving Corporation") and its name as the surviving corporation shall be "Laid Back Enterprises, Inc."

         4. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Dorsett, as in effect immediately prior to the filing of this Certificate of Merger with the Secretary of State of Oklahoma, shall be the Certificate of Incorporation of the Surviving Corporation.

         5. Amendment to Certificate of Incorporation. The following articles of the Certificate of Incorporation of the Surviving Corporation are amended as fo1lows

         A. New Articles I - III shall be inserted, which shall read in their entirety as follows:

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                                    ARTICLE I
                                      Name
                                      ----

                  The name of this Corporation is: Laid Back Enterprises, Inc.


                                   ARTICLE II
                                Registered Agent
                                ----------------

                  The name and address of the registered agent of the Corporation in the State of Oklahoma and the street address of the registered office in the State of Oklahoma, which is the same as the street address of its registered agent, are: Laid Back Enterprises, Inc., 4020 Will Rogers Parkway, #700, Oklahoma City. Oklahoma 73108.

                                   ARTICLE III
                                    Duration
                                    --------

                  The duration of the Corporation is perpetual.


         B. New Articles V and VI shall be inserted, which shall read in their entirety as follows:

                                    ARTICLE V
                               Authorized Capital
                               ------------------

                           The maximum number of shares of stock to be issued by
                  the Corporation shall be 25,000,000 shares of Common Stock, $.0l par value, and 1,984 shares of preferred stock, par value $100.00.

                                   ARTICLE VI
                               Attributes of Stock
                               -------------------

                  Each share of Common Stock shall be equal to each other share of Common Stock and, when issued, shall be fully paid and nonassessable, and the private property of stockholders shall not be liable for corporate debts. The holders of Common Stock of the Corporation shall each be entitled to share in any dividends of the Corporation ratably, if, as, and when declared by the Board of Directors.

                  Each holder of record of Common Stock shall have one vote for each share of Common Stock outstanding in his name on the books of the Corporation and shall be entitled to vote said stock.

                  Each share of Preferred Stock shall be equal to each other share of Preferred Stock and, when issued, shall be fully paid and nonassessable and the private property of the stockholders shall not be liable for the corporate debts. The holders of the Preferred Stock shall have no voting rights and no conversion rights.

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                  Each holder of Preferred Stock shall be entitled to receive from the net earnings arising from the business of the corporation, a fixed yearly dividend of ten percent (10%) payable monthly on the first day of each month in each year, before any dividends shell be set apart or paid on the Common Stock. Dividends on the Preferred stock shall be cumulative, so that if in or for any year dividends amounting to ten percent (10%) shall not be paid on the Preferred Stock, the deficiency shall be charged upon the net earnings of the Corporation and be paid subsequently, before any dividends shall be set apart or paid on the Common Stock. The holders of Preferred Stock shall not be entitled to any further dividends or share of profits beyond the cumulative yearly dividend of ten percent (10%).

                  In the event of liquidation, dissolution or winding up, (whether voluntary or involuntary) of the Corporation, the holders of the Preferred Stock shall be entitled to be paid one hundred dollars ($100.00) per share and the unpaid dividends accrued thereon, before any amount shall be paid to the holders of the Common stock; and, after the payment to the holders of the Preferred Stock at the rate of one hundred dollars ($100.00) per share, and the unpaid accrued dividends thereon, the remaining assets and funds of the Corporation shall be divided and paid to the holders of the Common Stock pro rata according to the respective shares.

         C. A new Article IX shall be inserted, which shall read in its entirety as follows:

                                   ARTICLE IX
                             Exculpatory Provisions
                             ----------------------

                  To the fullest extent that the Oklahoma General Corporation Act as it exists on the original date of filing of this Amended Certificate of Incorporation with the Oklahoma Secretary of State ("Effective Date"), permits the limitation or elimination of the liability of directors, no director of this Corporation shall be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this
         Article IX shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment or repeal.

                  If the Oklahoma General Corporation Act is amended after the Effective Date, to further limit or eliminate liability of this Corporation's directors for breach of fiduciary duty, then a director of this Corporation shall not be liable, for any such breach to the fullest extent permitted by the Oklahoma General Corporation Act as so amended. If the Oklahoma General Corporation Act is amended after the Effective Date, to increase or expand liability of this corporation's directors for breach of fiduciary duty, no such amendment shall apply to or have any effect on the liability or allege liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such amendment.

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         6. Merger Agreement. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

            4020 Will Rogers Parkway, Suite 700
            Oklahoma City. Oklahoma 73102

         A copy of the Merger Agreement will be furnished on request and without cost to any shareholder of any Constituent Corporation.

         IN WITNESS WHEREOF, Dorsett Educational Systems, Inc., an Oklahoma corporation, as the Surviving Corporation, has caused this Certificate of Merger to be executed in its name, by its President, and attested to by its Secretary, this _____ day of January, 1990.


(SEAL)                                      DORSETT EDUCATIONAL SYSTEMS, INC.

ATTEST:                                     By:  /s/  Loyd G. Dorsett
                                               ---------------------------------
                                                      Loyd G. Dorsett, President
/s/  James D. Warren
----------------------------------
     James D. Warren, Secretary

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